Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 19, 2013, in the Registration Statement and related Prospectus of The New Home Company LLC for the registration of its common stock.

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 19, 2013, with respect to the consolidated financial statements and schedules of LR8 Investors, LLC included in the Registration Statement and related Prospectus of The New Home Company LLC for the registration of its common stock.

/s/ Ernst & Young LLP

Irvine, California

June 13, 2013